CERTIFICATE OF INCORPORATION
                                       OF
                               GRAFIX CORPORATION

     FIRST: The name of the corporation is: GRAFIX CORPORATION

     SECOND: Its registered office in the State of Delaware is located at 25 Greystone Manor, Lewes, Delaware 19958-9776. County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

     THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of authorized shares which the corporation is authorized to issue 50,000,000 shares of common stock having a par value of
0.001 per share and  5,000,000  shares of preferred  stock having a par value of
0.01 per share.

     The number of authorized shares of preferred stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

     All shares of common stock shall be identical and each share of common stock shall be entitled to one vote on all matters.

     The board of directors is authorized, subject to limitations prescribed by law and the provision of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.

     FIFTH: The business and affairs of the corporation shall be managed by or under the director of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

     SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

     SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws. EIGHTH; The corporation reserves the right to amend or repeal any provisions in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

     NINTH: The incorporator is Harvard Business Services, Inc., whose mailing address is 25 Greystone Manor, Lewes, DE 19958-9766. The powers of the incorporator are to file this certificate of incorporation, approve the by-laws of the corporation and elect the initial directors.

     TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     I, Richard H. Bell, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this 30th day of July, 1998.

         Signed and Attested to by:  /s/ RICHARD H. BELL
                                    ------------------------------------------
                                    Richard H. Bell, President & Secretary
                                    HARVARD BUSINESS SERVICES, INC.